Exhibit 99.1


                                 Navidec Merger

     GREENWOOD VILLAGE, Colorado, April 26 - Navidec, Inc. (OTC Bulletin Board:
NVDC), announced today that it had entered into a Merger Agreement (the "Agreement") with Lider Group S.A. ("Lider") and Bond Energy Corporation ("Bond") that provides for the acquisition of Livermore Energy Corporation and BPZ Energy, Inc. as wholly owned subsidiaries of Navidec, Inc., in a tax free share exchange.

     As a result of the Agreement, Navidec, through its new subsidiaries, will be engaged in the oil and gas business principally through the 100% ownership of 2,023,187 acres, and 5% ownership of 739,205 acres in the Lancones, Talara, and Tumbes basins of Northwest Peru and Ecuador. The properties are expected to initially produce 1,100 barrels of oil equivalent per day and have approximately 8,000,000 barrels of oil equivalent in proven and probable reserves.

     In connection with this merger, Navidec will immediately issue 9,370,000 shares of its common stock and has agreed to issue an additional approximately 16,130,000 shares to the shareholders of the two companies being acquired on an earn-out basis once the capital structure of Navidec has been changed to accommodate the issuance of these additional shares. Upon completion of the transaction, the present officers and directors of Navidec, Inc. will resign and the new directors and management will be that of the acquired entities and Navidec, Inc. will change its name to BPZ Energy, Inc.

     Assuming the payment of the full earn-out, the present fully diluted shareholders of Navidec will own 15% and the shareholders of BPZ and Livermore will collectively own 85% of the fully diluted post merger shares.

     As part of the transaction, Lider and Bond with the support of Navidec Financial Services will provide the Company with $6 million in additional equity capital and $16 million in debt financing at or before closing.

     Also in connection with the transaction, all of the business assets and liabilities of Navidec, Inc. are being shifted to Navidec Financial Services, Inc. and all of the shares of Navidec Financial Services, Inc. owned by Navidec, Inc. will be spun out to the current shareholders of Navidec on a pre-merger basis. This "spin off" transaction will require registration with the Securities and Exchange Commission ("SEC") and therefore may take some time to finalize. However, the shareholders of record of Navidec, Inc. immediately prior to the merger transaction will be the recipients of all of the Navidec Financial Services' shares.

     BPZ Energy's President, Manuel Pablo Zuniga-Pflucker stated, "This is an important event for us as we build our platform to become a major oil and gas company in the Peruvian and Ecuadorian energy markets, as well as other countries in South America."

     "We are excited for Navidec and its shareholders as we believe in the strong possibilities presented by these transactions", said Navidec's CEO, John McKowen

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     It is anticipated that the Closing will take place on or before June 24,
2004.

This Press Release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors described in this report. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.